Bank of North Carolina Enters Greenville, South Carolina With Purchase of Regent Bank, South Carolina

THOMASVILLE, N.C., Sept. 8, 2011 /PRNewswire/ -- Bank of North Carolina, a wholly-owned subsidiary of BNC Bancorp (Nasdaq: BNCN), announced today that it has entered into a Stock Purchase Agreement with Regent Bancorp, Inc. ("Regent-FL"), a Florida corporation, to purchase all of the outstanding capital stock of Regent Bank ("Regent Bank-SC"), a federal savings association in Greenville, South Carolina and a wholly-owned subsidiary of Regent-FL.

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Transaction Highlights

  Low-risk, small acquisition providing increased distribution and scale in key markets: Bank of North Carolina, with the addition of the Greenville office of Regent Bank-SC, will have a presence in the three fastest growing metro markets in the Carolinas:  Greenville, South Carolina; Charlotte and Raleigh, North Carolina
  Enhances Bank of North Carolina's ability to compete and capitalize on market dislocation: Late stage discussions to add a mortgage team of four or more originators in the Greenville market with expected closing volume per originator of $15 million per year
  Strong cultural and business fit: Seasoned leadership team with over 50 years of banking experience in the Greenville market
  Clean loan portfolio dramatically reduces risk: Regent Bank-SC was started in April of 2009, after the collapse in real estate values, with all portfolio loans being underwritten with today's higher credit standards. Bank of North Carolina has selected $10.5 million of loans that Regent-FL will repurchase at closing

"Today's announcement is an important step for Bank of North Carolina to accelerate the growth of our South Carolina franchise and, in particular, the Greenville market," said Rick Callicutt, President of Bank of North Carolina. He continued, "We view this small acquisition as a low-risk entrance to the extremely attractive growth market of Greenville, which will now position Bank of North Carolina in the three fastest growing metro-markets in the Carolinas." Callicutt added: "With the market disruption, we continue to see additional acquisition opportunities in key markets in the Carolinas and beyond and plan to carefully deploy investor capital in the future to maximize long-term shareholder value while maintaining our core roots as a community bank. This entree into Greenville fits our prototypical expansion model into major metro-markets: a large City/Regional office that will allow us to expand our commercial lending, business services, wealth, and mortgage and other retail offerings throughout the city and region."

Swope Montgomery, President and CEO of BNC Bancorp ("BNCN"), commented: "We have great respect for the leadership team and associates of Regent Bank-SC. We are excited about the new relationships created in this transaction, including with the Regent Bank-SC team, their clients and the markets in which they are established. With this new regional headquarters in upstate South Carolina, we intend to leverage local management and expertise in our evaluation of new opportunities. In fact, in the next few weeks, we hope to announce the addition of a seasoned, high producing mortgage origination team in Greenville."

"We are excited to join forces with Bank of North Carolina, which will continue Regent Bank-SC's mission of providing exceptional customer service and making a difference in our communities," said current Regent Bank-SC Chief Executive Officer, Charles Eldridge. "As one of the leading community bank consolidators in the Carolinas, Bank of North Carolina offers our employees and clients the benefits of enhanced services, new products, and greater access to banking locations."

Under the terms of the agreement, Regent-FL will receive $9.75MM in cash, a small premium to adjusted book value, for all of the outstanding shares of Regent Bank-SC, subject to certain adjustments, as more fully described in the agreement. Immediately following closing, it is anticipated that Regent Bank-SC will be merged with and into Bank of North Carolina and become the bank's first location in the Greenville market.

BNCN expects the transaction to be immediately accretive to net income and earnings per share, excluding estimated one-time and merger-related costs. The estimated internal rate of return for the Greenville branch of Bank of North Carolina is in the low twenties, exceeding the bank's cost of capital. Bank of North Carolina operates its South Carolina operations as BNC Bank, and expects the closing of the transaction in the first quarter of 2012.

BNC Bancorp and its subsidiary, Bank of North Carolina, were advised in the transaction by Raymond James & Associates, Inc. as financial advisor, Womble Carlyle Sandridge & Rice, PLLC as legal advisor, and Regent-FL was advised by Allen C Ewing, as financial advisor, and Smith Mackinnon, P.A., as legal advisor.

The press release contains forward-looking statements relating to the financial condition and business of BNCN and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNCN, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the acquisition: (i) general economic or business conditions in the Greenville, South Carolina market area; (ii) greater than expected costs or difficulties related to the integration of Regent Bank-SC; (iii) unexpected deposit attrition, customer loss or revenue loss following the Regent Bank-SC acquisition, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNCN and Bank of North Carolina are discussed in BNCN's filings with the Securities and Exchange Commission (the "SEC"), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNCN's SEC filings at www.sec.gov. BNCN does not undertake a duty to update any forward-looking statements made in this press release.

CONTACT: W. Swope Montgomery, Jr., President and CEO, +1-336-869-9200